Exhibit 4.6
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes certain provisions of our Memorandum of Association (the “Memorandum”) and Amended and Restated Bye-Laws (the “Bye-Laws”), and the applicable Certificate of Designation, Preferences and Rights for our Series F Preference Shares and Series G Preference Shares. Because this summary is not complete, you should refer to our Memorandum and Bye-Laws and the applicable certificate of designation for complete information regarding the provisions of these governing documents, including the definitions of some of the terms used below. Copies of these governing documents are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part. Whenever we refer to particular sections or defined terms of the Memorandum, the Bye-Laws or the certificates of designation, such sections or defined terms are incorporated herein by reference and the statement in connection with such reference is made is qualified in its entirety by such reference. References to “we,” “us” or “our” mean RenaissanceRe Holdings Ltd., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

COMMON SHARES

Our Common Shares are listed on the New York Stock Exchange under the symbol “RNR.” The Common Shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law. We have authorized the issuance of 225,000,000 Common Shares. There are no provisions of Bermuda law or our Memorandum and Bye-Laws which impose any limitation on the rights of shareholders to hold or vote Common Shares by reason of their not being residents of Bermuda.

Holders of Common Shares have no pre-emptive, redemption, conversion or sinking fund rights. Subject to the voting restrictions set forth below, holders of Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Common Shares and do not have any cumulative voting rights. In the event of a liquidation, dissolution, or winding-up of the Company, the holders of Common Shares are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preference shares. Authorized but unissued Common Shares may be issued at any time and at the discretion of the board of directors of the Company (the “Board”) without the approval of the shareholders of the Company with such rights, preferences and limitations as the Board may determine. Holders of Common Shares have one vote for each Common Share held on all matters submitted to a vote on a poll of such holders. Most matters to be approved by holders of Common Shares require approval by a simple majority vote. All matters relating to a liquidation or sale of all or substantially all of the assets of the Company shall require the affirmative vote of a majority of the voting rights attached to all issued and outstanding capital shares of the Company entitled to vote thereon. All matters relating to an amalgamation or other reorganization of the Company with or into another company (other than “short-form” amalgamations pursuant to section 107 of the Companies Act 1981 of Bermuda) shall require the affirmative vote of a majority of all issued and outstanding capital shares of the Company. All matters relating to a merger by the Company into another company (other than “short-form” mergers pursuant to section 107 of the Companies Act 1981 of Bermuda) shall require the approval of the holders of three-fourths of the Common Shares present in person or by proxy at a meeting and voting thereon.

The holders of Common Shares will receive such dividends, if any, as may be declared by the Board out of funds legally available for such purposes. Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due or (ii) the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Our registrar and transfer agent for our Common Shares is Computershare Shareowner Services LLC.

SERIES F PREFERENCE SHARES

Currently, 10,000 of our 5.750% Series F Preference Shares (equivalent to 10,000,000 Depositary Shares) are outstanding. The 10,000,000 Depositary Shares, each representing 1/1,000th of an interest in a share of 5.750% Series F Preference Shares, are listed on the New York Stock Exchange under the symbol “RNRPRF.” The Series F Preference Shares (and the Depositary Shares) currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law.

Because the following summary of the terms of the Series F Preference Shares is not complete, you should refer to the Memorandum, the Bye-Laws and the applicable Certificate of Designation, Preferences and Rights for complete information regarding the terms of the Series F Preference Shares.

General. The holders of Series F Preference Shares have no preemptive rights with respect to any of our common shares or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series F Preference Shares are not subject to any sinking fund or other obligation on our part to redeem or retire the Series F Preference Shares. Unless we redeem them, the Series F Preference Shares will have a perpetual term with no maturity. The Series F Preference Shares rank pari passu to our Series G Preference Shares and senior to our common shares with respect to payment of dividends and amounts upon liquidation, dissolution or winding-up.

Dividends. Dividends on the Series F Preference Shares (and the Depositary Shares) are payable from the date of original issuance on a non-cumulative basis, only when, as and if declared by our Board of Directors, quarterly in arrears, in an amount per share equal to 5.750% of the liquidation preference per annum.

No dividends will be paid upon any shares of any class or series of our shares ranking on a parity with the Series F Preference Shares with respect to the payment of dividends and amounts upon our liquidation, dissolution or winding up (for purposes of this section, “Parity Shares”) (other than partial dividends to be shared pro rata by the holders of Parity Shares and Series F Preference Shares) for any period unless there will have been paid or declared and set apart for payment dividends to be paid to the holders of the Series F Preference Shares for the current dividend period. No dividends will be paid upon any class or series of our shares ranking junior to the Series F Preference Shares with respect to either the payment of dividends or amounts upon our liquidation, dissolution or winding up (for purposes of this section, “Junior Shares”) for any period unless there will have been paid or declared and set apart for payment dividends to be paid to the holders of the Series F Preference Shares and Parity Shares for the current dividend period, subject to certain exceptions.

Liquidation. In case of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Series F Preference Shares will be entitled to receive from our assets legally available for distribution to shareholders a liquidation preference of $25,000 per 5.750% Series F Preference Share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, if any, to the date of liquidation, without accumulation of any undeclared dividends and without interest.

It is possible that, in case of our voluntary or involuntary liquidation, dissolution or winding up, our assets could be insufficient to pay the holders of all of the classes or series of preference shares then outstanding the full, or any, amounts to which they may be entitled. In that circumstance, the holders of Series F Preference Shares and any Parity Shares will share ratably in such assets in accordance with the respective amounts that would be payable on such Series F Preference Shares and such Parity Shares if all amounts payable thereon were paid in full.

Our amalgamation, consolidation or merger with or into any other corporation, or a sale of all or substantially all of our assets, or a statutory share exchange, will not be deemed to constitute a liquidation, dissolution or winding up.

Redemption. On and after June 30, 2023, we may redeem the Series F Preference Shares, in whole or in part, at any time upon not less than 30 nor more than 60 days’ written notice, at a redemption price of $25,000 per 5.750% Series F Preference Share (equivalent to $25 per Depositary Share), plus an amount equal to the portion of the quarterly dividend attributable to the then-current dividend period to, but excluding, the date of redemption; provided that no redemption may occur prior to June 30, 2028 unless (1) we have sufficient funds in order to meet the Bermuda Monetary Authority’s (the “BMA”) Enhanced Capital Requirement and the BMA (or its successor, if any) approves of the redemption or (2) we replace the capital represented by preference shares to be redeemed with capital having equal or better capital treatment as the preference shares under the Enhanced Capital Requirement. The Series F Preference Shares have no stated maturity, are not subject to any sinking fund or mandatory redemption and are not convertible into or exchangeable for any of our other securities. We may not redeem the Series F Preference Shares before June 30, 2023, except that we may redeem the Series F Preference Shares before that date at a redemption price of $26,000 per share (equivalent to $26 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends and without interest, if we submit a proposal to our common shareholders concerning an amalgamation or submit any proposal for any other matter that requires, as a result of a change in Bermuda law, the approval of the holders of the Series F Preference Shares, whether voting as a separate series or together with any other series of preference shares as a single class. In addition, at any time upon not less than 30 nor more than 60 days’ written notice following the occurrence of a “tax event” or within 90 days under certain circumstances following the occurrence of a “capital redemption trigger date,” we may redeem the Series F Preference Shares, in whole or in part, at a redemption price of $25,000 per 5.750% Series F Preference Share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends and without interest.

Unless there will have been paid or declared and set apart for payment full dividends for the holders of the Series F Preference Shares and the holders of any Parity Shares for the latest completed dividend period:

(1) we may not purchase any Series F Preference Shares or Parity Shares except in accordance with a purchase offer made in writing to all holders of Series F Preference Shares and Parity Shares upon such terms as the Board, in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, will determine (which determination will be final and conclusive) will result in fair and equitable treatment among the respective classes or series; and

(2) we may not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire, any Junior Shares, subject to certain exceptions.

Reissuance of Shares. Any Series F Preference Shares reacquired in any manner by us will have the status of authorized but unissued preference shares, and may be reissued as part of the same class or series or may be reclassified and reissued by the Board in the same manner as any other authorized and unissued preference shares.

Voting. Except as indicated below or as otherwise required by applicable law, the holders of Series F Preference Shares will have no voting rights.

Pursuant to the terms of the Certificate of Designation, Preferences and Rights of the Series F Preference Shares, whenever dividends payable on the Series F Preference Shares or on any Parity Shares are in arrears in an aggregate amount equivalent to six full quarterly dividends on all of such Series F Preference Shares or Parity Shares, as applicable, then outstanding, the holders of Series F Preference Shares, together with the holders of Parity Shares, will have the right, voting together as a single class regardless of class or series, to elect two directors of our Board. We will use our best efforts to increase the number of directors constituting the Board to the extent necessary to effectuate such right. Whenever all arrearages in dividends on the Series F Preference Shares and the Parity Shares shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid or set apart for payment, the rights of such holders of Series F Preference Shares and the Parity Shares to elect members of the Board will cease, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends.

Pursuant to the terms of the Certificate of Designation, Preferences and Rights of the Series F Preference Shares, the rights attached to the Series F Preference Shares may only be varied with the consent in writing of the holders of three-quarters of the outstanding Series F Preference Shares, or with the sanction of a special resolution approved by at least a majority of the votes cast by the holders of the Series F Preference Shares at a separate meeting in which a quorum is present; provided, however, that the terms of the Series F Preference Shares may also be varied under certain circumstances in connection with a “tax event” or a “capital redemption disqualification event”. The rights attached to Series F Preference Shares will not be deemed to be varied by the creation or issue of any shares or any securities convertible into or evidencing the right to purchase shares ranking prior to or equally with the Series F Preference Shares with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up. Holders of Series F Preference Shares are not entitled to vote on any sale of all or substantially all of our assets.

On any item on which the holders of the Series F Preference Shares are entitled to vote pursuant to the terms of its Certificate of Designation, Preferences and Rights, such holders will be entitled to one vote for each Series F Preference Share held.

Currently, under Bermuda law each share (including preference shares) of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote. The provisions of Bermuda law, and thus these voting rights as to amalgamations and mergers, are subject to change at any time.

A more detailed description of the Series F Preference Shares is set forth in our registration statement filed under the Exchange Act on Form 8-A on June 18, 2018, including any amendment or report for the purpose of updating such description. If we issue preference shares in the future, they may, or may not, be on terms similar to the Series F Preference Shares.

SERIES G PREFERENCE SHARES

Currently, 20,000 of our 4.20% Series G Preference Shares (equivalent to 20,000,000 Depositary Shares) are outstanding. The 20,000,000 Depositary Shares, each representing 1/1,000th of an interest in a share of 4.20% Series G Preference Shares, are listed on the New York Stock Exchange under the symbol “RNRPRG.” The Series G Preference Shares (and the Depositary Shares) currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law.

Because the following summary of the terms of the Series G Preference Shares is not complete, you should refer to the Memorandum, the Bye-Laws and the applicable Certificate of Designation, Preferences and Rights for complete information regarding the terms of the Series G Preference Shares.

General. The holders of Series G Preference Shares have no preemptive rights with respect to any of our common shares or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series G Preference Shares are not subject to any sinking fund or other obligation on our part to redeem or retire the Series G Preference Shares. Unless we redeem them, the Series G Preference Shares will have a perpetual term with no maturity. The Series G Preference Shares rank pari passu to our Series F Preference Shares and senior to our common shares with respect to payment of dividends and amounts upon liquidation, dissolution or winding-up.

Dividends. Dividends on the Series G Preference Shares (and the Depositary Shares) are payable from the date of original issuance on a non-cumulative basis, only when, as and if declared by our Board of Directors, quarterly in arrears, in an amount per share equal to 4.20% of the liquidation preference per annum.

No dividends will be paid upon any shares of any class or series of our shares ranking on a parity with the Series G Preference Shares with respect to the payment of dividends and amounts upon our liquidation, dissolution or winding up (for purposes of this section, “Parity Shares”) (other than partial dividends to be shared pro rata by the holders of Parity Shares and Series G Preference Shares) for any period unless there will have been paid or declared and set apart for payment dividends to be paid to the holders of the Series G Preference Shares for the current dividend period. No dividends will be paid upon any class or series of our shares ranking junior to the Series G Preference Shares with respect to either the payment of dividends or amounts upon our liquidation, dissolution or winding up (for purposes of this section, “Junior Shares”) for any period unless there will have been paid or declared and set apart for payment dividends to be paid to the holders of the Series G Preference Shares and Parity Shares for the current dividend period, subject to certain exceptions.

Liquidation. In case of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Series G Preference Shares will be entitled to receive from our assets legally available for distribution to shareholders a liquidation preference of $25,000 per 4.20% Series G Preference Share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, if any, to the date of liquidation, without accumulation of any undeclared dividends and without interest.

It is possible that, in case of our voluntary or involuntary liquidation, dissolution or winding up, our assets could be insufficient to pay the holders of all of the classes or series of preference shares then outstanding the full, or any, amounts to which they may be entitled. In that circumstance, the holders of Series G Preference Shares and any Parity Shares will share ratably in such assets in accordance with the respective amounts that would be payable on such Series G Preference Shares and such Parity Shares if all amounts payable thereon were paid in full.

Our amalgamation, consolidation or merger with or into any other corporation, or a sale of all or substantially all of our assets, or a statutory share exchange, will not be deemed to constitute a liquidation, dissolution or winding up.

Redemption. On and after July 15, 2026, we may redeem the Series G Preference Shares, in whole or in part, at any time upon not less than 30 nor more than 60 days’ written notice, at a redemption price of $25,000 per 4.20% Series G Preference Share (equivalent to $25 per Depositary Share), plus an amount equal to the portion of the quarterly dividend attributable to the then-current dividend period to, but excluding, the date of redemption.

The Series G Preference Shares have no stated maturity, are not subject to any sinking fund or mandatory redemption and are not convertible into or exchangeable for any of our other securities. We may not redeem the Series G Preference Shares before July 15, 2026, except that we may redeem the Series G Preference Shares in whole, but not in part, before that date at a redemption price of $26,000 per share (equivalent to $26 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends and without interest, if we submit a proposal to our common shareholders concerning an amalgamation or merger or submit any proposal for any other matter that requires, as a result of a change in Bermuda law, the approval of the holders of the Series G Preference Shares, whether voting as a separate series or together with any other series of preference shares as a single class. In addition, at any time upon not less than 30 nor more than 60 days’ written notice following the occurrence of a “tax event” or within 90 days under certain circumstances following the occurrence of a “capital redemption trigger date,” we may redeem the Series G Preference Shares, in whole or in part, at a redemption price of $25,000 per 4.20% Series G Preference Share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends and without interest. Further, we may redeem the Series G Preference Shares at any time, in whole or in part, within 90 days after any “rating agency event,” at a redemption price equal to $25,500 per 4.20% Series G Preference Share (equivalent to $25.50 per Depository Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends and without interest.

In general, the Series G Preference Shares may not be redeemed at any time unless (1) we have sufficient funds in order to meet the BMA’s Enhanced Capital Requirement or we replace the capital represented by Series G Preference Shares to be redeemed with capital having equal or better capital treatment as the Series G Preference Shares under the BMA’s Group Rules and (2) and the BMA (or its successor, if any) approves of the redemption.

Unless there will have been paid or declared and set apart for payment full dividends for the holders of the Series G Preference Shares and the holders of any Parity Shares for the latest completed dividend period:

(1) we may not purchase any Series G Preference Shares or Parity Shares except in accordance with a purchase offer made in writing to all holders of Series G Preference Shares and Parity Shares upon such terms as the Board, in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, will determine (which determination will be final and conclusive) will result in fair and equitable treatment among the respective classes or series; and

(2) we may not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire, any Junior Shares, subject to certain exceptions.

Reissuance of Shares. Any Series G Preference Shares reacquired in any manner by us will have the status of authorized but unissued preference shares, and may be reissued as part of the same class or series or may be reclassified and reissued by the Board in the same manner as any other authorized and unissued preference shares.

Voting. Except as indicated below or as otherwise required by applicable law, the holders of Series G Preference Shares will have no voting rights.

Pursuant to the terms of the Certificate of Designation, Preferences and Rights of the Series G Preference Shares, whenever dividends payable on the Series G Preference Shares or on any Parity Shares are have not been paid in an aggregate amount equivalent to six full quarterly dividends on all of such Series G Preference Shares or Parity Shares, as applicable, then outstanding, the holders of Series G Preference Shares, together with the holders of Parity

Shares, will have the right, voting together as a single class regardless of class or series, to elect two directors of our Board. We will use our best efforts to increase the number of directors constituting the Board to the extent necessary to effectuate such right. Whenever all unpaid dividends on the Series G Preference Shares and the Parity Shares shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid or set apart for payment, the rights of such holders of Series G Preference Shares and the Parity Shares to elect members of the Board will cease, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends.

Pursuant to the terms of the Certificate of Designation, Preferences and Rights of the Series G Preference Shares, the rights attached to the Series G Preference Shares may only be varied with the consent in writing of the holders of three-quarters of the outstanding Series G Preference Shares, or with the sanction of a special resolution approved by at least a majority of the votes cast by the holders of the Series G Preference Shares at a separate meeting in which a quorum is present; provided, however, that the terms of the Series G Preference Shares may also be varied under certain circumstances in connection with a “tax event” or a “capital redemption disqualification event”. The rights attached to Series G Preference Shares will not be deemed to be varied by the creation or issue of any shares or any securities convertible into or evidencing the right to purchase shares ranking prior to or equally with the Series G Preference Shares with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up. Holders of Series F Preference Shares are not entitled to vote on any sale of all or substantially all of our assets.

On any item on which the holders of the Series G Preference Shares are entitled to vote pursuant to the terms of its Certificate of Designation, Preferences and Rights, such holders will be entitled to one vote for each Series G Preference Share held.

Currently, under Bermuda law each share (including preference shares) of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote. The provisions of Bermuda law, and thus these voting rights as to amalgamations and mergers, are subject to change at any time.

A more detailed description of the Series G Preference Shares is set forth in our registration statement filed under the Exchange Act on Form 8-A on July 12, 2021, including any amendment or report for the purpose of updating such description. If we issue preference shares in the future, they may, or may not, be on terms similar to the Series G Preference Shares.

TRANSFER OF SHARES

Our Bye-Laws contain various provisions affecting the transferability of our shares. Under the Bye-Laws, the Board has absolute discretion to decline to register a transfer of shares:

(1) unless the appropriate instrument of transfer is submitted along with such evidence as the Board may reasonably require showing the right of the transferor to make the transfer; or

(2) unless all applicable consents and authorizations of any governmental body or agency in Bermuda have been obtained.

In addition, our Bye-laws provide that no Person shall be permitted to own or control our shares to the extent such ownership would result in such Person or any other any Person being considered to own or control Controlled Shares, as our Board may determine in its sole discretion, and such ownership of Controlled Shares (i) would render any Person a Ten Percent Shareholder, (ii) cause us to become a “controlled foreign corporation” within the meaning of section 957 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or (iii) cause us to become a “foreign personal holding company” within the meaning of section 552 of the Code. Our Board has the right to waive these restrictions in its sole discretion and may decline to register any transfer of shares if the transfer, in the discretion of the Board, would have any of the effects described in clauses (i)-(iii) above. These limits may have the effect of deterring purchases of large blocks of common shares or proposals to acquire us, even if some or a majority of the shareholders might deem these purchases or acquisition proposals to be in their best interests.

“Controlled Shares” in reference to any Person means (i) all of our capital shares such Person is deemed to own directly, indirectly or by attribution (within the meaning of Section 958 of the Code) and (ii) all of our capital shares directly, indirectly or beneficially owned by such Person (within the meaning of section 13(d) of the Exchange Act).

“Ten Percent Shareholder” means a Person who our Board of Directors determines, in its sole and absolute discretion, owns or controls Controlled Shares representing more than 9.9% of the total voting rights of all of our issued and outstanding capital shares.

“Person” means an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, limited liability company, a government, agency or political subdivision thereof, an entity or arrangement treated as one of the foregoing for U.S. income tax purposes, or a “group” within the meaning of section 13(d) of the Exchange Act.

Our Bermuda counsel has advised us that, while the precise form of the restrictions on transfers contained in the Bye-Laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon.